Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Form S-3 No. 333-66294) of AZZ incorporated and in the related Prospectus pertaining to RCG Capital Marketing Group as the selling shareholder, (Form S-8 No. 33-49164) pertaining to the 1991 Nonstatutory Stock Option Plan of AZZ incorporated, (Form S-8 No. 33-49158) pertaining to the 1991 Incentive Stock Option Plan of AZZ incorporated, (Form S-8 No. 333-92377) pertaining to the Employee Benefit Plan & Trust of AZZ incorporated, (Form S-8 No. 333-31716) pertaining to the Independent Director Share Ownership Plan of AZZ incorporated (Form S-8 No. 333-38470) pertaining to the 1998 Incentive Stock Option Plan, 1998 Nonstatutory Stock Option Plan and 1997 Nonstatutory Stock Option Grants of AZZ incorporated, (Form S-8 No. 333-48886) pertaining to the 2000 Advisory Director Share Ownership Plan of AZZ incorporated, and (Form S-8 No. 333-90968) pertaining to the AZZ incorporated 2001 Long-Term Incentive Plan and (Form S-8 No. 333-131068) pertaining to the AZZ incorporated 2005 Long-Term Incentive Plan of our report dated July 17, 2017, appearing in this Annual Report on Form 11-K of AZZ Inc. Employee Benefit Plan and Trust for the fiscal year ended December 31, 2016.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
July 17, 2017

AN INDEPENDENT MEMBER OF BAKER TILLY INTERNATIONAL	WEAVER AND TIDWELL, L.L.P. CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS	12221 MERIT DRIVE, SUITE 1400, DALLAS, TX 75251 P: 972.490.1970 F: 972.702.8321